EIGHTH SUPPLEMENTAL INDENTURE

                  EIGHT SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"). Dated as of December 5, 2003, among Anteon International Corporation, a Delaware corporation (the "Company"), Anteon Corporation, a Virginia corporation ("AC"), Information Spectrum, Inc., a New Jersey corporation ("ISI," and together with AC, the "Guarantors"), and the Bank of New York, (as successor to IBJ Whitehall Bank & Trust Company), a New York backing corporation, as trustee (the "Trustee").

                  WHEREAS, the Company, the Guarantors and the Trustee are parties to that certain Indenture, dated as of May 11, 1999 (as supplemented, the "Indenture"), pursuant to which the Company's 12% Senior Subordinated Notes due 2009 (the "Notes") were issued. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Indenture;

                  WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may make certain amendments to the Indenture with the written consent of the Holders of at least a majority of principal amount of the Notes then outstanding;

                  WHEREAS, the Company distributed an offer to Purchase and Consent Solicitation Statement dated as of November 20, 2003 (the "Offer to Purchase") in order to, among other things, make an offer of purchase (the "Offer") all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the "Consents") from the Holders to amendments to the Indenture (the "Amendments");

                  WEHREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments; and

                  WEHREAS, the execution of this supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee and Officer's Certificate and an Opinion of Counsel with respect to such authorization, and all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee in accordance with its terms have been done.

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

1. Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Not withstanding the foregoing, the amendments set forth in Section 2 below will only become operative when all validly tendered Notes are accepted for purchase pursuant to the Offer. If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made after the Acceptance Date (as defined in the Offer to Purchase), the amendments set forth in Section 2 shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.

2. Amendments.

                  The Indenture is hereby amended as follows:

a)                Section 1.01 is hereby amended as follows:

(i) the definitions of "Additional Assets," "Asset Disposition," "Attributable Debt," "Average Life," "Change of Control," "Consolidated Coverage Ration," "Consolidated Interest Expense," "Consolidated
         Leverage Ration," "Consolidated Net Income," "Currency Agreement," "EBITDA," "Hedging Obligations," "Interest Rate Agreement," "Investment," "Net Available Cash," "Net Cash Proceeds," "Permitted Holders," "Permitted Investments," "Refinancing Indebtedness," "Related Business," "Related Party," "Restricted payment," "Revolving Credit Facilities," "Subordinated Obligation," "Temporary Cash Investments," and "Term Loan Facilities" are hereby deleted in their entirety;

(ii) the definition of "Additional Securities" is hereby revised to delete in its entirety the following text: "subject to the Company's compliance with Section 4.03," and to add the word "the" after the word "means";

(iii) the definition of "Affiliate" is hereby revised to delete in its entirety the last sentence thereof;

(iv) the definition of "Disqualified Stock" is hereby amended by adding the words ", as in effect prior to December 5, 2003" after "under Sections
         4.06 and 4.09";

(v) the definition of "Securities" is hereby deleted in its entirety and replaced with the following definition: "Securities" or "Security" means one or more, as applicable, of the Securities issued under the Indenture"; and

(vi) the definition of "Unrestricted Subsidiary" is hereby amended by adding the words ", as in effect prior to December 5, 2003' in the second paragraph in subsection (B) after the phrase "under Section 4.04" and by adding the words ", as in effect prior to December 5, 2003," in the third paragraph in subsection (A) after the phrase "under Section 4.03
         (a)".

b) Section 1.02 is hereby amended by deleting the following terms in their entirety: "Affiliate Transaction," "Change of Control Offer," "Offer," "Offer Amount," "Offer Period," and "Purchase Date".

c) Section 2.02 is hereby amended by deleting the words "Section 4.03" in the fifth paragraph and by replacing such text with the words "the Indenture".

d) Section 2.13 is hereby amended by deleting the words "Section 4.03" in the first paragraph and by replacing such text with the words "the Indenture".

e)       The text of Sections 4.02,  4.03, 4.04, 4.05, 4.06, 4.07, 4.08 and 4.09
         of the Indenture is hereby deleted in its entirety and these Sections shall be of no further force and effect and the words "[INTENTIONALLY DELETED]" shall be inserted, in each case, in place of the deleted text.

f)       Section 5.01 is hereby amended to read as follows:

"WHEN COMPANY MAY MERGE OR TRANSFER ASSETS. (a) The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless the resulting, surviving or transferee Person (the "Successor Company") (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture.

(b) The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless the resulting, surviving or transferee Person (if not the Subsidiary) shall expressly assume, by an amendment to this Indenture, in a form reasonably acceptable to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;PROVIDED HOWEVER, that the preceding restrictions will not be applicable if, in connection with such consolidation, merger, conveyance, transfer or lease, the Subsidiary Guarantor will be released from its obligations under Section 11.06"; g) Section 6.01 is hereby amended by deleting the text of clauses (6) and (9) and by replacing such text with the words "[INTENTIONALLY DELETED]", by adding the word "or" after "60 days;" in clause
(8), and by amending the text of clause (4) to read as follows: "the Company fails to comply with Section 4.10 and such failure continues for 30 days after the notice specified below;" h) Section 8.01 is hereby amended by deleting the text of clause (b) (ii) and by replacing such text with the words "its obligations under Section 4.10 and the operations of Sections 6.01 (4), 6.01(7), and 6.01(8) (but in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries) ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option." Section 8.01 is further amended by deleting the second sentence of the second paragraph of subsection (b) and by replacing such text with the following sentence: "If the Company exercised its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(7) and 6.01(8) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries)." 3 Notice of Supplemental Indenture. The Company shall mail notice of this supplemental Indenture to the Holders as required by Sections
9.02 of the Indenture.

4 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

5 Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one of the same documents.

6 Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respect ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Supplemental Indenture.

7 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualifies or conflicted with, such provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

8 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9 Effect of Headings. The Article and Section heading herein are for convenience only and shall not affect the construction hereof.

10 Benefits of Supplemental Indenture, etc. Nothing in this supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

11       Successors  and  Assigns.   All  agreements  of  the  Company  and  the
         Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors.

12 Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.


                                   ANTEON INTERNATIONAL
                                   CORPORATION

                                   By:
                                      -----------------------------------------
                                   Name : Curtis L. Schehr
                                   Title: Senior Vice President, General Counsel
                                          and Secretary

                                   ANTEON CORPORATION

                                   By:
                                      -----------------------------------------
                                   Name : Curtis L. Schehr
                                   Title: Senior Vice President, General Counsel
                                          and Secretary

                           INFORMATION SPECTRUM, INC.
                                      By:
                             Name : Curtis L. Schehr
                   Title: Vice President / Assistant Secretary

                                       THE BANK OF NEW YORK
                                                as Trustee
                                       By:
                                          --------------------------------------
                                       Name:
                                       Title: